Exhibit 10.33

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT ("AGREEMENT") DATED AS OF February 4, 2010, BETWEEN NEOMAGIC CORPORATION, 2372-A QUME DRIVE, SAN JOSE, CALIFORNIA, USA 95131, A DELAWARE CORPORATION ("NeoMagic") AND DOUGLAS R. YOUNG, _______, San Jose, CA, (the "Consultant") is entered into with reference to the following facts:

A. Consultant has served as President and Chief Executive Officer of NeoMagic for approximately four (4) years and was Vice President, Sales of  NeoMagic for approximately an additional year prior thereto. As a result,he has substantial knowledge and experience with respect to NeoMagic's operations and opportunities, including the development, sales and marketing of current and proposed products.

B. In order to be able to draw upon Consultant's expertise, NeoMagic desires to retain Consultant to render certain consulting services to NeoMagic. In addition, it wishes to be able to benefit, on an ongoing basis, from his expertise by obtaining Consultant's commitment to be available to  provide his knowledge, experience and consulting advice to NeoMagic, from  time  to  time, as requested  by  NeoMagic, in accordance with the terms of this Agreement.

C. Consultant agrees to render the consulting services and to make such commitment in accordance with the terms of this Agreement.

In consideration of the mutual agreements and covenants set forth in this Agreement, the parties agree as follows:

1. ENGAGEMENT OF CONSULTANT.

(a) In consideration for the consulting fees and stock options described below in Section 3, Consultant agrees to:

(i) provide to NeoMagic, without any additional fees beyond those set forth below, up to four (4) hours of consulting services in each Month ( as defined below in Section 2 ) during the Term ( also, as defined below in Section 2), with any unutilized hours not being carried over to a subsequent Month; and

(ii) be available in each of the six  (6) Months during the Term, to provide an additional twenty six  (26) hours of consulting services to NeoMagic, upon NeoMagic's request, to be paid at the rate of Three Hundred Dollars ($300.00) per hour.

(b) The consulting services (the "Consulting Services") to be provided hereunder shall consist of such marketing, sales and related advice as may be requested on behalf of NeoMagic by Mr. Jorge Granier or other member of NeoMagic’s Board of Director, from time to time, in writing. Without Consultant's express consent, no consulting services to be provided hereunder shall require any travel more than 25 miles outside the San Jose, California area.  Consultant agrees that all inventions and discoveries (including, but not limited to, concepts, ideas, processes, programs, algorithms, methods, formulae, compositions, techniques, articles, and machines, as well as improvements thereof or know-how related thereto) and all original works of authorship, whether or not patentable, copyrightable or protectable as trade secrets, conceived or made by Consultant, alone or with others, that result from the Consulting Services provided by Consultant under this Agreement (collectively “Work Product”), are the sole and exclusive property of NeoMagic.  Consultant hereby irrevocably assigns to NeoMagic all of Consultant’s worldwide right, title and interest in and to the Work Product, including all intellectual property rights and moral rights relating thereto.  Consultant irrevocably agrees not to assert against NeoMagic or its successors or licensees any claim of any intellectual property rights or moral rights of Consultant relating to the Work Product.

(c) NeoMagic is aware that Consultant may be employed in a full-time or substantially full-time position during all or part of the Term and recognizes and agrees that all Consulting Services to be performed hereunder may be performed by Consultant, at times which are outside of normal business hours.

2. TERM; MONTH. The term ( the "Term") of this Agreement shall commence on the Effective Date (as defined in the Separation Agreement and Release of Claims, to which  a copy of this Agreement is attached as Exhibit A) and shall end on the six (6) month anniversary of the Effective Date (the "Expiration Date").  Each monthly period (a "Month") shall consist of a calendar month,  and any partial month shall be pro-rated with respect to the consulting requirements under Section 1(a)(i).

3. COMPENSATION FOR SERVICES. As full and complete consideration for the Consulting Services including the commitment set forth in Section 1(a) (ii) above, NeoMagic shall:

(a) Pay Consultant a retainer of Twenty-Five Thousand Dollars ($25,000) (the "Cash Compensation"), payable in six (6) equal monthly installments, commencing within the first NeoMagic standard payroll payment date which occurs after the Effective Date.  The Cash Compensation will be reported to the Internal Revenue Service (“IRS”) and other appropriate taxing authorities on Form 1099 (or other appropriate forms).  NeoMagic will not withhold taxes related to the Cash Compensation, and Consultant shall be solely responsible for paying such taxes.  If Consultant dies prior to receiving all of the Cash Compensation, the Cash Compensation shall be paid to the Consultant’s designated beneficiary, or if no such beneficiary has been designated by the Consultant, then such Cash Compensation shall be paid to the personal representative of the Consultant’s estate to be distributed pursuant to the Consultant’s will or in accordance with the laws of descent and distribution;

(b) Grant to Consultant the Five Million (5,000,000) Non-Qualified Stock Options (the "Options"), which are described in more detail in Section 3(c) below. The Options shall be fully vested upon issuance and shall be exercisable during their three (3) year term (but not thereafter).

(c) The Options shall consist of the following:

(i) an option to purchase three million (3,000,000) shares of the NeoMagic common stock at an exercise price per share equal to the greater of (i) six (6) cents or (ii) the closing price (the "Closing Price") of the common stock quoted in the "pink sheets" on the Board Approval Date (as defined below) or on the immediately preceding date, if the Board meets prior to the close of the market.  An option agreement, in substantially the form customarily used by NeoMagic for other option grants subject to the modifications contemplated by this Agreement (the "Option Agreement") shall be delivered to Consultant within five (5) days following the Board Approval Date (as defined below); and

(ii) an option to purchase two  million  (2,000,000) shares of the NeoMagic common stock at an exercise price per share equal to the greater of (i) fifteen  (15) cents or (ii) the Closing Price. The Option Agreement shall be delivered to Consultant within five (5) days following the Board Approval Date.

(d) Consultant is aware that as of the date of this Agreement shown above in the first paragraph, the terms of the NeoMagic 2003 Stock Option Plan (the “Plan”), as currently in effect, do not permit the issuance of the Options to Consultant. He is also aware that NeoMagic is legally required to obtain the approval of its shareholders in order to make the amendments to the Plan required to authorize the issuance of the Options to Consultant (the "Plan Amendments"), before NeoMagic's Board of Directors is permitted to grant the Options to Consultant.  The Options shall be granted to Consultant by the NeoMagic Board of Directors on the date (the "Board Approval Date") which is no later than five (5) business days after the effective date of the NeoMagic shareholders' approval of the Plan Amendments.

(e) NeoMagic hereby agrees to prepare and file with the Securities and Exchange Commission (the "SEC"), by no later than April 15, 2010, the Schedule 14C Information Statement required by the Securities and Exchange Act of 1934, as amended,  to obtain shareholder approval of the Plan Amendments.

(f) NeoMagic further agrees to file (i) a Registration Statement on Form S-8 with the SEC to register the Options and (ii) an application for qualification with the California Department of Corporations with respect to the options, in each case within two (2) weeks after the Board Approval Date.

(g) To the extent not otherwise prohibited by the Plan, if Consultant dies prior to the exercise of all of the Options, the Options may be exercised during their applicable term by the Consultant’s designated beneficiary, or if no such beneficiary has been designated by the Consultant, then such Options may be exercised by the personal representative of the Consultant’s estate or by the person(s) to whom the Options are transferred pursuant to the Consultant’s will or in accordance with the laws of descent and distribution.

4. NONEXCLUSIVITY OF THIS AGREEMENT. NeoMagic confirms that Consultant shall not be prevented or barred from rendering services of any nature for or on behalf of any other person, firm, corporation or entity, subject to Consultant's obligation to maintain confidentiality of NeoMagic's Confidential Information pursuant to Section 6. Consultant confirms that NeoMagic shall not be prevented or barred from retaining other persons or entities to provide services of the same nature or similar nature as those described herein or of any nature whatsoever.

5. TERMINATION. This Agreement may be terminated by either Consultant or NeoMagic, either for cause or not for cause, upon written notice specifying the effective date of termination; provided, that such written notice shall be given at least sixty (60) days prior to the date of termination. Notwithstanding anything herein or in the Option Agreement to the contrary, if Consultant elects to terminate this Agreement prior to the Expiration Date then, upon such termination, Consultant shall be obligated (a) to pay NeoMagic on a pro-rata basis, based on the number of days of the Term remaining after the effective date of any termination, the net after tax proceeds Consultant has received during the Term from the sale of the shares underlying the Options or shall return to NeoMagic, as liquidated damages a pro-rated portion of the Options granted hereunder based on the number of days of the Term remaining after the effective date of any termination; provided, however, that Consultant’s death shall not constitute an election by Consultant to terminate and upon Consultant’s death, Consultant shall have no obligation to pay NeoMagic proceeds from the sale of shares underlying Options pursuant to the preceding clause. Notwithstanding anything herein to the contrary, if NeoMagic elects to terminate this Agreement for a reason other than Consultant’s breach of the terms of this Agreement prior to its Expiration Date, it shall immediately pay to Consultant any Cash Compensation not paid to Consultant prior to the termination date.

6. CONFIDENTIALITY.

(a) Consultant and its partners, associates, and affiliates will not disclose to any other person, firm, or corporation, nor use for their own benefit, during or after the Term of this Agreement, any trade secrets or other confidential information of NeoMagic (collectively “Confidential Information”) which is acquired by Consultant and its partners, associates, and affiliates in the course of performing services hereunder or was acquired by Consultant previously while he was employed by NeoMagic.  For purposes of this Agreement, a "trade secret" is information not generally known to the public which gives NeoMagic an advantage over its competitors, including products or services under development, production methods and processes, subscriber or customer lists and marketing plans.  For purposes of this Agreement, “confidential information” is any non-public information that relates to the actual or anticipated business or research and development of NeoMagic.  Confidential Information includes any third-party information that was provided to NeoMagic subject to an obligation of confidentiality.  Any Confidential Information, which (i) at or prior to the time of disclosure by NeoMagic to Consultant was generally available to the public through no breach of this Agreement, (ii) was available to the public on a non-confidential basis prior to its disclosure by NeoMagic to Consultant or (iii) was made available to Consultant from a third party (provided that Consultant did not know that such party obtained or disseminated such information in breach of any legal obligation to NeoMagic) shall not be deemed Confidential Information of NeoMagic for purposes hereof.  If Consultant is required to disclose any Confidential Information pursuant to a court order or other legally required process, Consultant shall immediately inform NeoMagic prior to any such disclosure by Consultant.

(b) Return of Confidential Information and other Documents.  Upon the expiration or earlier termination of this Agreement, or upon NeoMagic’s earlier request, Consultant will deliver to NeoMagic all of NeoMagic’s Confidential Information and other documents in Consultant’s possession or control, in whatever form or media, or at NeoMagic’s direction, destroy the same, and (to the extent reasonably possible) delete all NeoMagic Confidential Information and other NeoMagic documents from its computers, PDAs, and other electronic devices.  However, it shall not be a violation of this deletion requirement for copies to remain in computer back-up files that are not normally accessible.  Consultant is prohibited from keeping copies of such documents or materials, recreating them, or delivering them to anyone else.  Consultant shall certify in writing to NeoMagic such return or destruction and deletion within ten (10) days thereafter.

7. AMENDMENT; WAIVER. No amendment to this Agreement shall be valid unless such amendment is in writing and is signed by both of the parties to this Agreement. Any of the terms and conditions of this Agreement may be waived at any time in writing by the party entitled to the benefit thereof, but a waiver in one instance shall not be deemed to constitute a waiver in any other instance. A failure to enforce any provision of this Agreement shall not operate as a waiver of the provision or of any other provision hereof.

8. SEVERABILITY. In the event that any provision of this Agreement shall be held to be invalid, illegal or unenforceable in any circumstances, a modified provision shall be substituted which carries out as nearly as possible the original intent of the parties and the remaining provisions shall nevertheless remain in full force and effect and shall be construed as if the unenforceable portion or portions were deleted.  If no such substitution can be made, such invalid, illegal or unenforceable provision shall be deleted, and the remaining provisions shall not in any way be affected or impaired thereby.

9. GOVERNING LAW; ATTORNEYS’ FEES. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California. The parties recognize that all obligations hereunder are subject to all required regulatory approvals. In the case of any dispute, the prevailing party shall be entitled to recover its reasonable attorneys fees.

10. ASSIGNMENT. The obligations under this Agreement shall not be assignable, without the consent of the non-assigning party, which shall be entitled to withhold such consent, in its sole discretion.

11.  INDEPENDENT CONTRACTOR.  It is the express intention of NeoMagic and Consultant that Consultant perform the Consulting Services as an independent contractor to NeoMagic.  Nothing in this Agreement shall in any way be construed to constitute Consultant as an agent, employee, or representative of NeoMagic.  NeoMagic and Consultant agree that Consultant will receive no Company-sponsored benefits from NeoMagic.

12. INDEMNIFICATION. Consultant agrees to indemnify and hold harmless NeoMagic and its directors, officers and employees from and against all losses, damages, liabilities, costs and expenses, including attorneys’ fees and other legal expenses, taxes, penalties, and interest arising directly or indirectly from or in connection with (i) any negligent, reckless or intentionally wrongful act of Consultant or Consultant’s assistants, employees or agents, (ii) a determination by a court or agency that the Consultant is not an independent contractor, (iii) any breach by the Consultant or Consultant’s assistants, employees or agents of any of the covenants contained in this Agreement, (iv) any failure of Consultant to perform the Consulting Services in accordance with all applicable laws, rules and regulations, or (v) any violation or claimed violation of a third party’s rights resulting in whole or in part from NeoMagic’s use of the Work Product of Consultant under this Agreement.

13. EXECUTION IN COUNTERPARTS. This Agreement may be executed by the parties in counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, each of the parties has executed this Consulting Agreement as of the date first written above.

NEOMAGIC Corporation

/s/ Syed Zaidi
Syed Zaidi President and Interim Chief Executive Officer

/s/ Douglas R. Young
DOUGLAS R YOUNG